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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                        Commission File Number 000-32369

                          NOTIFICATION OF LATE FILING


(Check One): |X|  Form 10-K    |_|Form 20-F  |_|  Form  11-K   |_|  Form 10-Q    |_| Form N-SAR   |_| Form N-CSR

                      For Period Ended: December 28, 2003

|_|  Transition Report on Form 10-K      |_|  Transition Report on Form 10-Q
|_|  Transition Report on Form 20-F      |_|  Transition Report on Form N-SAR
|_|  Transition Report on Form 11-K

                        For the Transition Period Ended:


      Nothing in this report shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the information relates:

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                                     PART I
                             REGISTRANT INFORMATION
Full name of registrant  AFC Enterprises, Inc.
                         ------------------------------------------------------
Former name if applicable
                         ------------------------------------------------------
Address of principal executive office (Street and number) Six Concourse Parkway,
                                                          ---------------------
Suite 1700
-----------
City, state and zip code Atlanta, Georgia 30328-5352
                         ---------------------------



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                                    PART II
                            RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|               (a)   The reasons described below in reasonable detail in Part
                        III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                                    PART III
                                   NARRATIVE


     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof could not be filed within the prescribed time period.

           AFC Enterprises, Inc. has been unable to complete its Annual Report on Form 10-K for the fiscal year ended December 28, 2003, including the financial statements to be included therein, within the prescribed time period due to having just recently completed its Form 10-K for the fiscal year ended December 29, 2002 and the restatement of its financial statements for 2000 and 2001 and the first three quarters of 2002 that was reflected therein.


                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

          Frank J. Belatti,
  Chairman of the Board of Directors               (770) 391-9500
     and Chief Executive Officer           -----------------------------
  -----------------------------------      (Area Code)(Telephone Number)
                (Name)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s).

                                  |_|Yes |X|No

                 Form 10-Q for the period ended April 20, 2003
                  Form 10-Q for the period ended July 13, 2003
                 Form 10-Q for the period ended October 5, 2003

     (3) Is it anticipated that any significant change in the results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


                                  |_|Yes |X|No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







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                             AFC Enterprises, Inc.
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 12, 2004        By:    /s/ Frank J. Belatti
                                   ---------------------
                                   Frank J. Belatti,
                                   Chairman of the Board of
                                   Directors and Chief Executive
                                   Officer












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